Exhibit 99.1

SECOND AMENDMENT TO

REVOLVING CREDIT NOTE AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING CREDIT NOTE AGREEMENT, dated effective as of March 1, 2016 (the "Second Amendment"), is made and entered into by and among RANGEFORD RESOURCES, INC., a Nevada corporation (the "Company") and CICERONE CORPORATE DEVELOPMENT, LLC, a limited liability company, or its assigns (the "Noteholder").

WITNESSETH:

WHEREAS, the Company and the Noteholder entered into that certain Revolving Credit Note Agreement dated as of September 4, 2013 and the First Amendment to the Revolving Credit Note Agreement effective January 29, 2015 (the "Revolving Credit Agreement, as amended"), pursuant to which the Noteholder established a revolving line of credit in favor of the Company in the maximum principal amount of $750,000.00 until February 1, 2017 (the "Amended Revolving Note Commitment"), as evidenced by a Revolving Credit Note Agreement in the maximum principal amount of $750,000.00 and dated as of September 4, 2013 and the first amendment to revolving credit note agreement effective as of January 29, 2015 (the "Revolving Note"); and

WHEREAS, the Company has requested the Noteholder to increase the maximum principal amount of the Revolving Credit Agreement as Amended from $750,000 to $1,250,000 until the Amended Revolving Final Maturity Date of February 1, 2017, as evidenced by that certain replacement promissory note herein described; and

WHEREAS, subject to the terms, provisions and conditions hereinafter set forth, the Noteholder is willing to increase the maximum principal amount to $1,250,000 (the” Amended Revolver Commitment”) until the extended Revolving Final Maturity Date of February 1, 2017, subject to the terms, provisions, conditions and limitations hereof;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:

Definitions. Any capitalized term used herein (including in the recitals hereto) but not otherwise defined shall have the meaning given to such term in the Existing Loan Agreement. In addition, the following definitions in Article I of the Existing Loan Agreement are hereby replaced in their entirety:

"Amended Revolving Final Maturity Date" shall mean February 1, 2017, unless otherwise extended or renewed in writing by the mutual agreement of the Company and the Noteholder.

Amended Revolver Commitment. The Amended Revolver Commitment is hereby extended and renewed in the existing maximum principal amount of $1,250,000 until the Amended Revolving Final Maturity Date, subject to the restrictions contained in the Revolving Credit Agreement, as Amended.

Ratification. The remaining terms, provisions and conditions set forth in the Existing Loan Agreement shall remain in full force and effect for all purposes and are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered effective as of the day and year first above written.

COMPANY	Rangeford Resources, Inc.
(a Nevada corporation)

By: ________________________
(Colin Richardson, President)

_________________________
(Michael Farmer, Chairman of the Board of Directors)

NOTEHOLDER:	CICERONE CORPORATE DEVELOPMENT, LLC
By: _______________________________
(Managing Member on Behalf of the CE McMillan Family Trust)

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